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                                   EXHIBIT 12
                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES



                                                                    JUNE         JUNE
(Dollars in Thousands)                                              1997         1996
                                                                  -------      -------

  Earnings:
     Pre-Tax Income (Loss)                                        (98,180)      44,495
     Add: Fixed Charges                                             7,552        7,607
     Less: Interest Capitalization                                   (230)         (80)
                                                                  -------      -------

                        Total Earnings (Loss)                     (90,858)      52,022
                                                                  =======      =======


  Fixed Charges:
     Interest Expense                                               6,070        6,414
     Interest Capitalization                                          230           80
     Interest Portion of Rental Expense                             1,252        1,113
                                                                  -------      -------

                     Total Fixed Charges                            7,552        7,607
                                                                  =======      =======


                        Total Earnings (Loss)                     (90,858)      52,022


  Divided By:
                     Total Fixed Charges                            7,552        7,607
                                                                  -------      -------


                            Ratio                                  (12.03)        6.84



 Note: Preferred dividends are excluded. Amortization of debt expense and discounts and premiums were deemed immaterial to the above calculation. Interest portion of rental expense includes conservative estimates based on calculations from prior years.